Exhibit 3.2
AMENDED AND RESTATED BY‑LAWS
OF
COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
(AS AMENDED AND RESTATED ON ~~JUNE 5~~SEPTEMBER 14, 2018)
ARTICLE I
STOCKHOLDERS
SECTION 1    The annual meeting of the stockholders of the corporation for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting shall be held at such time and place as may be designated from time to time by the Board of Directors.
SECTION 2    (A) Except as otherwise required by law and subject to the rights of any series of Preferred Stock, special meetings of stockholders of the corporation may be called only by (i) the Chief Executive Officer of the corporation, (ii) the Board of Directors pursuant to a resolution approved by the Board of Directors (each of (i) and (ii), a “Special Meeting Request”), or (iii) the Secretary upon the written request of stockholders having an aggregate “net long position” of not less than ~~twenty-five~~ten percent (~~25~~10%) (the “Requisite Percent”) of the outstanding shares of the corporation, which are entitled to vote at the meeting, prior to the Request Receipt Date (as defined in Section 2(B) of this Article I), and having held such “net long position” continuously for at least one year, as of the date of such request, subject to Section 2(B) of this Article I (a “Stockholder Requested Special Meeting”). “Net long position” shall be determined with respect to each requesting holder in accordance with the definition thereof set forth in Rule 14e‑4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that (x) for purposes of such definition, in determining such holder’s “short position,” the reference in such Rule to “the date the tender offer is first publicly announced or otherwise made known by the bidder to the holders of the security to be acquired” shall be the date of the relevant Stockholder Special Meeting Request (as defined in Section 2(B) of this Article I) and the reference to the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing sales price of the corporation’s Class A common stock on the NASDAQ Stock Market (or such other primary stock exchange on which the corporation’s Class A common stock then trades) on such date (or, if such date is not a trading day, the next succeeding trading day) and (y) the net long position of such holder shall be reduced by the number of shares as to which such holder does not, or will not, have the right to vote or direct the vote on the matter or matters brought at the Stockholder Requested Special Meeting or as to which such holder has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. Whether the requesting holders have complied with the requirements of this Section 2 and related provisions of the By‑laws shall be determined in good faith by the Board of Directors, which determination shall be conclusive and binding on the corporation and the stockholders.
(B)    In order for a Stockholder Requested Special Meeting to be called, one or more special meeting requests (each a “Stockholder Special Meeting Request,” and together, the “Stockholder Special Meeting Requests”) must be signed by the Requisite Percent of record holders (or their duly authorized agents) and must be delivered to the Secretary of the corporation. The Stockholder Special Meeting Request(s) shall be delivered to the Secretary of the corporation at the principal executive offices of the corporation by registered mail, return receipt requested. The first date on which unrevoked valid Stockholder Special Meeting Request or Stockholder Special Meeting Requests made by holders of record having shares of Class A common stock representing in the aggregate not less than the Requisite Percent and delivered to the Secretary of the corporation in accordance with the provisions of the first two sentences of this Section 2(B) shall be the “Request Receipt Date.” Each Stockholder Special Meeting Request shall (i) set forth a statement of the specific purpose(s) of the meeting and the matters proposed to be acted on at it; (ii) bear the date of signature of each such stockholder (or duly authorized agent) signing the Stockholder Special Meeting Request; (iii) set forth (A) the name and address, as they appear in the corporation’s stock ledger, of each stockholder signing such request (or on whose behalf the Stockholder Special Meeting Request is signed), (B) the class, if applicable, and the number of shares of common stock of the corporation that are owned of record and beneficially by each such stockholder and (C) include documentary evidence of such stockholder’s record and beneficial ownership of such stock; (iv) include a detailed description of (A) any transaction in, or arrangement, agreement, understanding or relationship with respect to, any option, warrant, convertible or exchangeable security, stock appreciation right or right similar to any of the foregoing, hedging transactions or borrowed or loaned shares, with an exercise, conversion or exchange privilege, or settlement payment or mechanism related to, any security of the corporation, or similar instrument with a value derived in whole or in part from the value of a security of the corporation, in any such case whether or not it is subject to settlement in a security of the corporation or otherwise, (B) any transaction, arrangement, agreement, proxy, understanding or relationship which included or includes an opportunity for such person, directly or indirectly, to profit or share in any profit derived from any increase or decrease in the value of any security of the corporation, to receive or share in the receipt of dividends payable on any securities of the corporation separate or separable from the underlying shares, to mitigate any loss or manage any risk associated with any increase or decrease in the value of any security of the corporation or to increase or decrease the number of securities of the corporation which such person was, is or will be entitled to vote, in any case whether or not it is subject to settlement in a security of the corporation or otherwise, in each case under clauses (A)

and (B) including, without limitation, any put or call arrangement, short position, borrowed shares or swap or similar arrangement and (C) any transaction, arrangement, agreement, understanding or relationship with respect to the borrowing or lending of securities of the corporation or any interest therein (in each case by, of or on behalf of such stockholder); (v) set forth all information relating to each such stockholder that must be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case, pursuant to Regulation 14A under the Exchange Act, (vi) contain the information required by Section 9 of this Article I, (vii) in the case of any nominations of persons for election to the Board of Directors at such Stockholder Requested Special Meeting, the information required by Section 9(A)(2) of this Article I for a stockholder notice of a nomination at an annual meeting, (viii) in the case of any business, other than the election of a director or directors, proposed to be conducted at such Stockholder Requested Special Meeting, the information required by Section 9(A)(2) of this Article I for a stockholder notice of proposed business at an annual meeting, (ix) an agreement by the requesting stockholder(s) to notify the corporation immediately in the case of any disposition on or prior to the date of such Stockholder Requested Special Meeting of shares of common stock of the corporation held by such stockholder(s) and (x) an acknowledgement by the requesting stockholder(s) and the beneficial owner(s), if any, on whose behalf the Stockholder Special Meeting Request is being made, that any reduction in the number of shares held by such stockholder(s) below the Requisite Percent following delivery of the Stockholder Special Meeting Request shall be deemed a revocation of such Stockholder Special Meeting Request. Any requesting stockholder may revoke his, her or its request for a special meeting at any time by written revocation delivered to the Secretary at the principal executive offices of the corporation, and if, following such revocation, there are un‑revoked requests from stockholders holding in the aggregate less than the Requisite Percent, the Board of Directors, in its discretion, may cancel the special meeting.
(C)    Notwithstanding the foregoing, the Secretary of the corporation shall not be required to call a special meeting of stockholders if (i) the Board of Directors calls an annual or special meeting of stockholders to be held not later than sixty (60) days after the Request Receipt Date; or (ii) the Stockholder Special Meeting Request(s) (A) is received by the Secretary of the corporation during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting; (B) contains an identical or substantially similar item (a “Similar Item”) to an item that was presented at any meeting of stockholders held within the twelve months prior to the Request Receipt Date (and, for purposes of this clause (B) the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors); (C) relates to an item of business that is not a proper subject for action by the party requesting the special meeting under applicable law; (D) was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law; or (E) does not comply with the provisions of this Section 2.
(D)    Except as provided in the next sentence, any special meeting shall be held at such date and time as may be fixed by the Board of Directors in accordance with these By‑laws and the laws of the State of Delaware. In the case of a Stockholder Requested Special Meeting, such meeting shall be held at such date and time as may be fixed by the Board of Directors; provided, however, that the date of any Stockholder Requested Special Meeting shall be not more than sixty (60) days after the record date for such meeting, which shall be fixed in accordance with Section 8 of this Article I. In fixing a date and time for any Stockholder Requested Special Meeting, the Board of Directors may consider such factors as it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for meeting and any plan of the Board of Directors to call an annual meeting or a special meeting.
(E)    Business to be transacted at a special meeting, including a special meeting called by a Special Meeting Request or a Stockholder Requested Special Meeting, may only be brought before the meeting pursuant to the corporation’s notice of meeting. Business transacted at any Stockholder Requested Special Meeting shall be limited to the purpose(s) stated in the Stockholder Special Meeting Request(s); provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters not included in the Stockholder Special Meeting Request(s) to the stockholders at any Stockholder Requested Special Meeting.
SECTION 3    Except as otherwise provided by law, notice of the time, place and purpose or purposes of every meeting of stockholders shall be given not earlier than sixty, nor less than ten, days previous thereto to each stockholder of record entitled to vote at the meeting. Notice of any meeting of stockholders need not be given to any stockholders who shall waive notice thereof, before or after such meeting, in writing or by electronic transmission, or to any stockholder who shall attend such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
SECTION 4    The holders of record of a majority in voting power of the issued and outstanding shares of the corporation, which are entitled to vote at the meeting, shall, except as otherwise provided by law, constitute a quorum at all meetings of the stockholders. If there be no such quorum present in person or by proxy, the holders of a majority in voting power of such shares so present or represented may adjourn the meeting from time to time.
SECTION 5    (A) Meetings of the stockholders shall be presided over by the Chief Executive Officer or Chairman, or, if neither is present, by a Vice President or, if no such officer is present,

by a chairman to be chosen at the meeting. The Secretary of the corporation or, in his absence, an Assistant Secretary shall act as secretary of the meeting. If neither the Secretary nor an Assistant Secretary is present, the chairman shall appoint a secretary.
(B)    The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
SECTION 6    Each stockholder entitled to vote at any meeting may vote in person or by proxy for each share of stock held by him which has voting power upon the matter in question at the time; but no proxy shall be voted on after three years from its date, unless such proxy provides for a longer period.
SECTION 7    At all elections of directors the voting shall be by ballot, and a nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which the Secretary of the corporation determines that the number of nominees exceeds the number of directors to be elected as of the record date for such meeting. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee. Except as otherwise provided by the Certificate of Incorporation, these By‑laws, the rules or regulations of any stock exchange applicable to the corporation, or applicable law, all other questions to stockholders shall be determined by a majority of the votes cast on such questions.
SECTION 8    In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting; (2) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
SECTION 9    (A) Annual Meetings of Stockholders. (1) Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the corporation’s notice of meeting (or any supplement thereto), (b) by or at the direction of the Board of Directors, (c) by any stockholder of the corporation who was a stockholder of record of the corporation at the time the notice provided for in this Section 9 is delivered to the Secretary of the corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 9, or (d) by a Nominating Stockholder (as defined in Section 10(A) of this Article I) who complies with the procedures set forth in Section 10 of this Article I. For the avoidance of doubt, the foregoing clauses (c) and (d) shall be the exclusive means for a stockholder to nominate a person for election to the Board of Directors, and the foregoing clause (c) shall be the exclusive means for a stockholder to propose other business (other than a proposal included in the corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act) at an annual meeting of stockholders.
(2)    For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Section 9, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation and any such proposed business other than the nominations of persons for election to the Board of Directors must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than seventy days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of capital stock of the corporation that are beneficially owned by each such nominee, (iv) a statement whether each such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re‑election at the next meeting at which such person would face election or reelection, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors, in accordance with the corporation’s Corporate Governance Guidelines, (v) such other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and (vi) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By‑laws of the corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (ii) the class and number of shares of capital stock of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the corporation of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a‑8 (or any successor thereof) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the corporation to solicit proxies for such annual meeting. The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the corporation.
(3)    Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 9 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation at an annual meeting is increased and there is no public announcement by the corporation naming the nominees for the additional directorships at least one hundred days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 9 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the corporation.
(B)    Special Meetings of Stockholders. (1) Business transacted at any special meeting shall be limited to the purposes stated in the corporation’s notice of meeting; provided, however, that business transacted at any Stockholder Requested Special Meeting shall be limited to (i) the purpose(s) stated in the unrevoked valid Stockholder Special Meeting Request received from stockholder(s) of record holding shares representing in the aggregate at least the Requisite Percent and (ii) any additional matters that the Board of Directors determines to include in the corporation’s notice of the meeting. Nominations of persons for election to the Board of Directors made by a stockholder or stockholders at any special meeting shall be made only in accordance with the notice procedures and requirements set forth in Section 2 of this Article I, in the case of a Stockholder Requested Special Meeting, and Section 9(B)(2) of this Article I, in the case of any other special meeting. Proposals made by a stockholder or stockholders of other business to be conducted at a special meeting may be made only in accordance with the procedures set forth in Section 2 of this Article I. Notwithstanding the provisions of Section 2 of this Article I or this Section 9, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in Section 2 of this Article I. Any references to the Exchange Act are not intended to and shall not limit the requirements applicable to stockholder-proposed business to be considered pursuant to Section 2 of this Article I.
(2)    In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation’s notice of meeting, if the stockholder’s notice required by paragraph (A)(2) of this Section 9 shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the one hundred twentieth day prior to such special meeting and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(C)    General. (1) Except as otherwise provided in Section 10 of this Article I with respect to annual meetings of stockholders, only such persons who are nominated in accordance with the procedures set forth in this Section 9 shall be eligible to be elected at an annual or special meeting of stockholders of the corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 9. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (a) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 9 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (A)(2)(c)(iv) of this Section 9) and (b) if any proposed nomination or business was not made or proposed in compliance with this Section 9, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 9, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation.
(2)    For purposes of this Section 9 and Section 10 of this Article I, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13, 14 or 15(d) of the Exchange Act.
(3)    Notwithstanding the foregoing provisions of this Section 9, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 9. Nothing in this Section 9 shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a‑8 under the Exchange Act or (b) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.
SECTION 10     Proxy Access.
(A)    Subject to the provisions of this Section 10, if any Eligible Stockholder or group of Eligible Stockholders submits to the corporation a Proxy Access Notice that complies with this Section 10 and such Eligible Stockholder or group of Eligible Stockholders otherwise satisfies all the terms and conditions of this Section 10 (such Eligible Stockholder or group of Eligible Stockholders, a “Nominating Stockholder”), the corporation shall include in its proxy statement and/or on its form of proxy and ballot (collectively, “proxy materials”) for any annual meeting of stockholders, in addition to any persons nominated for election by the Board of Directors or any committee thereof:
(1)    the name of any person nominated by such Nominating Stockholder for election to the Board of Directors at such annual meeting of stockholders who meets the requirements of this Section 10 (a “Proxy Access Nominee”);
(2)    disclosure about the Proxy Access Nominee and the Nominating Stockholder required under the rules of the Commission or other applicable law to be included in the proxy statement;

(3)    subject to the other applicable provisions of this Section 10, a written statement, not to exceed 500 words, that shall fully comply with the other requirements of this Section 10 as well as Section 14 of the Exchange Act and the rules and regulations thereunder, including, but not limited to, Section 14a-9 (a “Supporting Statement”), included by the Nominating Stockholder in the Proxy Access Notice intended for inclusion in the proxy statement in support of the Proxy Access Nominee’s election to the Board of Directors; and
(4)    any other information that the corporation or the Board of Directors determines, in its discretion, to include in the proxy statement relating to the nomination of the Proxy Access Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section 10.
(B)    Maximum Number of Proxy Access Nominees.
(1)    The corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Proxy Access Nominees than that number of directors constituting 25% of the total number of directors of the corporation on the last day on which a Proxy Access Notice may be submitted pursuant to this Section 10 (rounded down to the nearest whole number, but not less than two) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: the number of Proxy Access Nominees who are subsequently withdrawn or that the Board of Directors itself decides to nominate for election at such annual meeting (including, without limitation, any person who is or will be nominated by the Board of Directors pursuant to any agreement or understanding with one or more stockholders to avoid such person being formally proposed as a Proxy Access Nominee). In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline set forth in Section 10(D) of this Article I for submission of a Proxy Access Notice but before the date of the annual meeting, and the Board of Directors resolves to reduce its size in connection therewith, the Maximum Number shall be calculated based on the number of directors as so reduced.
(2)    Any Nominating Stockholder submitting more than one Proxy Access Nominee for inclusion in the corporation’s proxy materials shall rank such Proxy Access Nominees based on the order that the Nominating Stockholder desires such Proxy Access Nominees to be selected for inclusion in the corporation’s proxy materials in the event that the total number of Proxy Access Nominees submitted by Nominating Stockholders exceeds the Maximum Number. In the event that the number of Proxy Access Nominees submitted by Nominating Stockholders exceeds the Maximum Number, the highest ranking Proxy Access Nominee from each Nominating Stockholder will be included in the corporation’s proxy materials until the Maximum Number is reached, going in order (from largest to smallest) of the number of shares of Class A common stock of the corporation owned by each Nominating Stockholder as disclosed in each Nominating Stockholder’s Proxy Access Notice. If the Maximum Number is not reached after the highest ranking Proxy Access Nominee of each Nominating Stockholder has been selected, this process will be repeated as many times as necessary until the Maximum Number is reached. If, after the deadline for submitting a Proxy Access Notice as set forth in Section 10(D), a Nominating Stockholder ceases to satisfy the requirements of this Section 10 or withdraws its nomination or a Proxy Access Nominee ceases to satisfy the requirements of this Section 10 or becomes unwilling or unable to serve on the Board of Directors, whether before or after the mailing of definitive proxy materials, then the nomination shall be disregarded, and the corporation: (a) shall not be required to include in its proxy materials the disregarded Proxy Access Nominee or any substitute therefor; and (b) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy materials, that the Proxy Access Nominee will not be included as a Proxy Access Nominee in the proxy materials and the election of such Proxy Access Nominee will not be voted on at the annual meeting.
(C)    Eligibility of Nominating Stockholder. (1) An “Eligible Stockholder” is a person or entity who has either (a) been a record holder of the shares of Class A common stock used to satisfy the eligibility requirements in this Section 10(C) continuously for the three-year period specified in Subsection (2) below or (b) provides to the Secretary of the corporation, within the time period referred to in Section 10(D) of this Article I, evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that satisfies the requirements as established by the Commission for a shareholder proposal under Rule 14a-8 under the Exchange Act (or any successor rule).
(2)    An Eligible Stockholder or group of Eligible Stockholders may submit a nomination in accordance with this Section 10 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the corporation’s Class A common stock throughout the three-year period preceding and including the date of submission of the Proxy Access Notice, and continues to own at least the Minimum Number through the date of the annual meeting. For the avoidance of doubt, in the event of a nomination by a group of Eligible Stockholders, any and all requirements and obligations for an individual Eligible Stockholder that are set forth in this Section 10, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder withdraw from a group of Eligible Stockholders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.
(3)    The “Minimum Number” of shares of the corporation’s Class A common stock means three percent (3%) of the number of outstanding shares of Class A common stock as of the most recent date for which such amount is given in any filing by the corporation with the Commission prior to the submission of the Proxy Access Notice.
(4)    For purposes of this Section 10, an Eligible Stockholder “owns” only those outstanding shares of the corporation as to which the Eligible Stockholder possesses both:
(a)    the full voting and investment rights pertaining to the shares; and
(b)    the full economic interest in (including the opportunity for profit and risk of loss on) such shares;
provided, that the number of shares calculated in accordance with clauses (a) and (b) shall not include any shares: (i) sold by such Eligible Stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale, (ii) borrowed by such Eligible Stockholder or any of its affiliates for any purpose or purchased by such Eligible Stockholder or any of its affiliates pursuant to an agreement to resell, or (iii) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (w) reducing in any manner, to any extent or at any time in the future, such Eligible Stockholder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (x) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Stockholder or any of its affiliates. An Eligible Stockholder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Stockholder. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has loaned such shares; provided that the Eligible Stockholder has the power to recall such loaned shares on no more than five business days’ notice. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Each Nominating Stockholder shall furnish any other information that may reasonably be required by the Board of Directors to verify such stockholder’s continuous ownership of at least the Minimum Number during the three-year period referred to above.
(5)    No person shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any person appears as a member of more than one group, it shall be deemed to be a member of the group that owns the greatest aggregate number of shares of the corporation’s Class A common stock as reflected in the Proxy Access Notice, and no shares may be attributed as owned by more than one person constituting a Nominating Stockholder under this Section 10.
(D)    To nominate a Proxy Access Nominee, the Nominating Stockholder must timely submit to the Secretary of the corporation at the principal executive offices of the corporation the information and documents specified below in this Section 10(D) (collectively, the “Proxy Access Notice”). To be timely, a Nominating Stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the one-hundred-twentieth day nor earlier than the close of business on the one-hundred- fiftieth day prior to the first anniversary of the date that the corporation filed with the Commission its definitive proxy statement for the preceding year’s annual meeting of stockholders (provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than seventy days after the anniversary date of the preceding year’s annual meeting, notice by the Nominating Stockholder must be so delivered not earlier than the close of business on the one-hundred-fiftieth day prior to such annual meeting and not later than the close of business on the later of the one-hundred-twentieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation). For the avoidance of doubt, in no event shall any adjournment or postponement of an annual meeting or the public announcement thereof commence a new time period (or extend a time period) for the giving of a Proxy Access Notice pursuant to this Section 10. The Proxy Access Notice shall include:
(1)    A copy of the Schedule 14N (or any successor form) relating to the Proxy Access Nominee, completed and filed with the Commission by the Nominating Stockholder as applicable, in accordance with the Commission’s rules;
(2)    A written notice of the nomination of such Proxy Access Nominee that expressly elects to have its nominee(s) included in the proxy materials pursuant to this Section 10 and includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):
(a)    the information and representations required with respect to the nomination of directors pursuant to Sections 9(A)(2)(a) and (c) of Article I of these By-laws;
(b)    the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(c)    a representation and warranty that the Nominating Stockholder did not acquire, and is not holding, securities of the corporation for the purpose or with the effect of influencing or changing control of the corporation;
(d)    a representation and warranty that the Proxy Access Nominee’s candidacy or, if elected, Board membership, would not violate the corporation’s Certificate of Incorporation, these By-laws, applicable state or federal law or the rules of any stock exchange on which the corporation’s securities are traded;
(e)    a representation and warranty that the Proxy Access Nominee:
(i)    does not have any direct or indirect material relationship with the corporation and otherwise would qualify as an independent director under the rules of the primary stock exchange on which the corporation’s securities are traded;
(ii)    would meet the audit committee independence requirements under the rules of the principal stock exchange on which the corporation’s Class A common stock is traded;
(iii)    would qualify as a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);
(iv)    would qualify as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision);
(v)    is not and has not been, within the past three years, an officer or director of a competitor, as defined under Section 8 of the Clayton Antitrust Act of 1914, as amended (the “Clayton Act”), and if the Proxy Access Nominee has held any such position during this period, details thereof; and
(vi)    is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Proxy Access Nominee;
(f)    a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 10(C) of this Article I, has provided evidence of ownership to the extent required by Section 10(C)(1) of this Article I and such evidence of ownership is true, complete and correct in all respects;

(g)    a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 10(C) of this Article I through the date of the annual meeting;
(h)    a representation and warranty that the Nominating Stockholder will not engage in or support, directly or indirectly, a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than a solicitation in support of the Proxy Access Nominee or any nominee of the Board;
(i)    a representation and warranty that the Nominating Stockholder will not use any proxy card other than the corporation’s proxy card in soliciting stockholders in connection with the election of a Proxy Access Nominee at the annual meeting;
(j)    if desired by the Nominating Stockholder, a Supporting Statement; and
(k)    in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination.
(3)    an executed agreement pursuant to which the Nominating Stockholder (including each group member) agrees:
(a)    to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;
(b)    to file with the Commission any written solicitation or other communication with the corporation’s stockholders relating to any Proxy Access Nominee or one or more of the corporation’s directors or director nominees, regardless of whether any such filing is required under any law, rule or regulation or whether any exemption from filing is available for such materials under any law, rule or regulation;
(c)    to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder with the corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Proxy Access Notice;
(d)    to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder to comply with, or any breach or alleged breach of, its obligations, agreements, representations or warranties under this Section 10;
(e)    in the event that (A) any information included in the Proxy Access Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the corporation, its stockholders or any other person in connection with the nomination or election of directors ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or (B) the Nominating Stockholder (including any group member) fails to continue to satisfy the eligibility requirements described in Section 10(C) of this Article I, the Nominating Stockholder shall promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) (1) in the case of clause (A) above, notify the corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission, and (2) in the case of clause (B) above, notify the corporation why, and in what regard, the Nominating Stockholder fails to comply with the eligibility requirements described in Section 10(C) of this Article I; and
(4)    An executed agreement by the Proxy Access Nominee:
(a)    to complete and provide to the corporation a director questionnaire, and provide such other information as the corporation may reasonably request;
(b)    that the Proxy Access Nominee agrees to be named in the proxy materials as a nominee and, if elected, to serve as a member of the Board of Directors; and
(c)    that the Proxy Access Nominee is not and will not become a party to (A) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with service or action as a director of the corporation that has not been disclosed to the corporation, or (B) any agreement, arrangement or understanding with any person or entity as to how the Proxy Access Nominee would vote or act on any issue or question as a director that has not been disclosed to the corporation.
The information and documents required by this Section 10(D) of this Article I shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in

Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Proxy Access Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 10(D) (other than such information and documents contemplated to be provided after the date the Proxy Access Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the corporation.
(E)    Exceptions and Clarifications.
(1)    Notwithstanding anything to the contrary contained in this Section 10, (i) the corporation may omit from its proxy materials any Proxy Access Nominee and any information concerning such Proxy Access Nominee (including a Nominating Stockholder’s Supporting Statement), and (ii) no vote on such Proxy Access Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the corporation), and the Nominating Stockholder may not, after the last day on which a Proxy Access Notice would be timely, cure in any way any defect preventing the nomination of the Proxy Access Nominee, if:
(a)    the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the annual meeting to present the nomination submitted pursuant to this Section 10 or the Nominating Stockholder withdraws its nomination prior to the annual meeting;
(b)    the Board of Directors determines that such Proxy Access Nominee’s nomination or election to the Board of Directors would result in the corporation violating or failing to be in compliance with the corporation’s By-laws or Certificate of Incorporation or any applicable law, rule or regulation to which the corporation is subject, including any rules or regulations of any stock exchange on which the corporation’s securities are traded; or
(c)    (i) the Nominating Stockholder fails to continue to satisfy the eligibility requirements described in Section 10(C) of this Article I, (ii) any of the representations and warranties made in the Proxy Access Notice ceases to be true and correct in all material respects (or omits to state a material fact necessary to make the statements made therein not misleading), (iii) the Proxy Access Nominee becomes unwilling or unable to serve on the Board of Directors or (iv) the Nominating Stockholder or the Proxy Access Nominee shall materially violate or breach any of its agreements, representations or warranties in this Section 10.
(2)    Notwithstanding anything to the contrary contained in this Section 10, the corporation may omit from its proxy materials any information, including all or any portion of the Supporting Statement included in the Proxy Access Notice, if: (A) such information is not true and correct in all material respects or omits a material statement necessary to make the statements therein not misleading; (B) such information directly or indirectly impugns character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or (C) the inclusion of such information in the proxy materials would otherwise violate the Commission’s proxy rules or any other applicable law, rule or regulation. Once submitted with a Proxy Access Notice, a Supporting Statement may not be amended, supplemented or modified by the Proxy Access Nominee or Eligible Stockholder except as expressly required pursuant to this Section 10.
(3)    For the avoidance of doubt, the Company may solicit against, and include in the proxy statement its own statement relating to, any Proxy Access Nominee.
(4)    This Section 10 provides the exclusive method for a stockholder to include nominees for election to the Board of Directors in the corporation’s proxy materials (including, without limitation, any proxy card or voting facility).
(5)    The interpretation of, and compliance with, any provision of this Section 10, including the representations, warranties and covenants contained herein, shall be determined by the Board of Directors or, in the discretion of the Board of Directors, one or more of its designees, in each case acting reasonably and in good faith.
ARTICLE II
BOARD OF DIRECTORS
SECTION 1    The Board of Directors of the corporation shall consist of such number of directors, not less than three, as shall from time to time be fixed by the affirmative vote of a majority of the Board of Directors. A majority of the total number of directors shall constitute a quorum for the transaction of business. Directors need not be stockholders.
SECTION 2    Vacancies in the Board of Directors and newly created directorships resulting from an increase in the number of directors shall be filled as provided in the Certificate of Incorporation.
SECTION 3    Meetings of the Board of Directors shall be held at such place within or without the State of Delaware as may from time to time be fixed by resolution of the Board of Directors or as may be specified in the notice of call of any meeting. Regular meetings of the Board of Directors shall be held at such times as may from time to time be fixed by resolution of the Board of Directors and special meetings may be held at any time upon the call of the Chief Executive Officer or Chairman, by oral, telegraphic, facsimile or written notice or notice by means of electronic transmission, duly served on or sent, given or mailed to each director not less than one day before the meeting. The notice of any meeting need not specify the purposes thereof. A meeting of the Board of Directors may be held without notice immediately after the meeting of stockholders at the same place at which such meeting is held. Notice need not be given of regular meetings of the Board of Directors held at times fixed by resolution of the Board of Directors. Notice of any meeting need not be given to any director who shall attend such meeting in person or who shall waive notice thereof, before or after such meeting, in writing or by electronic transmission. Unless otherwise provided by the Certificate of Incorporation or these By‑laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings (or electronic transmission or transmissions) are filed with the minutes of proceedings of the Board of Directors or committee.
SECTION 4    The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent permitted by law and provided in said resolution or resolutions, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. A majority of the members of a committee shall constitute a quorum for the transaction of its business. The Board of Directors may designate one or more directors as alternate members of any committee. In the absence or disqualification of any member of any such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors, to act at the meeting for all purposes in the place of any such absent or disqualified member. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.
ARTICLE III
OFFICERS
SECTION 1    Within a reasonable amount of time after the Board of Directors election is held in each year, the Board of Directors shall elect officers of the corporation, including a Chief Executive Officer, one or more Vice Presidents, a Secretary and a Treasurer. The Board of Directors may also from time to time appoint such other officers (including a Chairman who shall be a member of the Board of Directors, one or more Vice Chairmen, one or more Assistant Secretaries and one or more Assistant Treasurers) as it may deem proper or may delegate to any elected officer of the corporation the power so to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive, Senior, or Regional, or may be given such other designation or combination of designations.

SECTION 2    All officers of the corporation elected or appointed by the Board of Directors shall hold office until their respective successors are chosen and qualified. Any officer may be removed from office at any time either with or without cause by the affirmative vote of a majority of the members of the Board of Directors then in office, or, in the case of appointed officers, by any elected officer upon whom such power of removal shall have been conferred by the Board of Directors.
SECTION 3    Each of the officers of the corporation elected or appointed by the Board of Directors shall have the powers and duties prescribed by law, by the By‑laws or by the Board of Directors and, unless otherwise prescribed by the By‑laws or by the Board of Directors, shall have such further powers and duties as ordinarily pertain to his office. The Chief Executive Officer shall be the Principal Executive Officer and shall have the general direction of the affairs of the corporation. Any officer, agent, or employee of the corporation may be required to give bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Directors may from time to time prescribe.
ARTICLE IV
CERTIFICATES OF STOCK
SECTION 1    Except as otherwise determined by resolution of the Board of Directors in respect of any uncertificated shares, the interest of each stockholder of the corporation shall be evidenced by a certificate or certificates for shares of stock in such form as the Board of Directors may from time to time prescribe. Subject to any applicable restrictions on transfer, the shares of the stock of the corporation shall be transferable on the books of the corporation by the holder thereof in person or by his attorney, upon surrender for cancellation of a certificate or certificates for the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, and with such proof of the authenticity of the signature as the corporation or its agents may reasonably require.
SECTION 2    The certificates of stock shall be signed by such officer or officers as may be permitted by law to sign (except that where any such certificate is countersigned by a transfer agent other than the corporation or its employee, or by a registrar other than the corporation or its employee, the signatures of any such officer or officers may be facsimiles), and shall be countersigned and registered in such manner, all as the Board of Directors may by resolution prescribe. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on any such certificate or certificates shall cease to be such officer or officers of the corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been issued by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon had not ceased to be such officer or officers of the corporation.
SECTION 3    No certificate for shares of stock in the corporation shall be issued in place of any certificate alleged to have been lost, stolen or destroyed, except upon production of such evidence of such loss, theft or destruction and upon delivery to the corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board of Directors in its discretion may require.
ARTICLE V
CORPORATE BOOKS
The books of the corporation may be kept outside of the State of Delaware at such place or places as the Board of Directors may from time to time determine.
ARTICLE VI
CHECKS, NOTES, PROXIES, ETC.
All checks and drafts on the corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be thereunto authorized from time to time by the Board of Directors. Proxies to vote and consents with respect to securities of other corporations or entities owned by or standing in the name of the corporation may be executed and delivered from time to time on behalf of the corporation by the Chief Executive Officer, or by such officers as the Board of Directors may from time to time determine.
ARTICLE VII
FISCAL YEAR
The fiscal year of the corporation shall begin on the first day of January in each year and shall end on the thirty-first day of December following.
ARTICLE VIII
CORPORATE SEAL
The corporate seal shall have inscribed thereon the name of the corporation and the words “Corporate Seal” state and date of incorporation. In lieu of the corporate seal, when so authorized by the Board of Directors or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced.

ARTICLE IX
INDEMNIFICATION
SECTION 1    The corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 4 below, the corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board of Directors.
SECTION 2    The corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the corporation or, while an employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.
SECTION 3    The corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any officer or director of the corporation, and may pay the expenses incurred by any employee or agent of the corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise. The right to advancement of expenses provided herein pertains to expenses incurred in connection with the Proceeding for which indemnification is provided.

SECTION 4    If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within ninety (90) days after a written claim therefor has been received by the corporation or if a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days after the corporation has received a statement or statements requesting such amounts to be advanced, the claimant shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law. Notwithstanding anything in these By‑laws to the contrary, no determination as to entitlement to indemnification shall be required to be made prior to the final disposition of a Proceeding.
SECTION 5    The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these By‑laws, agreement, vote of stockholders or disinterested directors or otherwise.
SECTION 6    The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.
SECTION 7    The corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.
SECTION 8    The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a director or officer of the corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.
SECTION 9    The provisions of this Article IX shall constitute a contract between the corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the corporation (whether before or after the adoption of these By‑laws), in consideration of such person’s performance of such services, and pursuant to this Article IX the corporation intends to be legally bound to each such current or former director or officer of the corporation. With respect to current and former directors and officers of the corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of these By‑laws. With respect to any directors or officers of the corporation who commence service following adoption of these By‑laws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the corporation in effect prior to the time of such repeal or modification.
ARTICLE X
OFFICES
The corporation and the stockholders and the directors may have offices outside of the State of Delaware at such places as shall be determined from time to time by the Board of Directors.
ARTICLE XI
AMENDMENTS
The Board of Directors shall be authorized to make, amend, alter, change, add to or repeal the By‑laws of the corporation in any manner not inconsistent with the laws of the State of Delaware. The stockholders may make additional By-laws and may amend, alter, change, add to or repeal any By‑laws of the corporation whether adopted by them or otherwise.
ARTICLE XII
EXCLUSIVE FORUM
Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the corporation to the corporation or the corporation’s stockholders, creditors or other constituents, (iii) any action or proceeding asserting a claim against the corporation or any director, officer, employee or agent of the corporation that arises under any provision of the Delaware General Corporation Law or the Certificate of Incorporation or these By-laws (in each case, as they may be amended from time to time), (vi) any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or these By-laws (in each case, as they may be amended from time to time), or (v) any action or proceeding asserting a claim against the corporation or any director, officer, employee or agent of the corporation that is governed by the internal affairs doctrine. The provisions of this Article XII shall apply to the actions and proceedings described above whenever they are asserted, filed, or otherwise commenced, including without limitation any and all proceedings asserted, filed, or otherwise commenced prior to the date of adoption of this Article XII. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation (whether before, on, or after the date of adoption of this Article) shall be deemed to have notice of, and to have consented to, the provisions of this Article XII. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. In the event that the Chancery Court does not have jurisdiction, the Federal District Court for the District of Delaware shall be the sole and exclusive forum for each of the actions or proceedings described above. In the event that the Federal District Court for the District of Delaware does not have jurisdiction, any competent state court of the State of Delaware shall be the sole and exclusive forum for each of the actions or proceedings described above.